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                                                                    EXHIBIT 99.2


                     [SMARTFLEX SYSTEMS INCORPORATED LOGO]


FOR IMMEDIATE RELEASE
                                               Contact: John Hohener (Smartflex)
                                                                  (714) 838-8737
                                                            Juna Rowland (FiMaC)
                                                                  (562) 493-6983

                    SCHOENBERG APPOINTED DIRECTOR OF QUALITY

TUSTIN, CA -- August 4, 1997 -- Smartflex Systems, Inc. (Nasdaq: SFLX) announced today that Hal Schoenberg has joined the company's management team as Director of Quality Assurance and Reliability.

In this capacity, Schoenberg will have primary responsibility for directing, planning, developing and implementing reliability and quality assurance systems and activities. Schoenberg will work closely with other senior executives to establish strategic plans and objectives and to ensure effective achievement of operational goals.

Schoenberg comes to Smartflex with extensive knowledge and over 15 years experience in designing companywide quality improvement systems including organizational assessment and diagnosis, continuous process improvement and statistical process control. Schoenberg was a quality management consultant, educator and facilitator prior to joining Smartflex. Earlier corporate positions included, Director of Quality and Customer Satisfaction for International Rectifier Corporation, and Region Quality Manager for Hewlett-Packard Company. A graduate of George Washington University, Schoenberg holds a Masters of Philosophy degree in Mathematical Statistics.

Smartflex Systems, Inc., headquartered in Tustin, California, is an electronic manufacturing services provider of sophisticated electronic assemblies and sub-assemblies. Smartflex provides comprehensive interconnect solutions, specializing in precision surface mount and direct die attach technologies on flexible circuit substrates. For more information, contact the Company's Web site at http://www.smartflex.com.


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